THE GCG TRUST
                         VOLUNTARY FEE WAIVER AGREEMENT

     VOLUNTARY FEE WAIVER AGREEMENT, effective January 1, 2002, by and between Directed Services, Inc. (the "Manager"), and The GCG Trust (the "Trust"), on behalf of each series of the Trust set forth in Schedule A (each a "Series" and collectively, the "Series").

     WHEREAS, the Trust is a Massachusetts business trust, registered under the Investment Company Act of 1940, as amended (the "1940 Act") as an open-end management company, and is authorized to issue shares of beneficial interest in separate series with each such series representing interests in a separate portfolio of securities and other assets; and

     WHEREAS, the Trust and Manager have entered into a Management Agreement dated October 24, 1997 (the "Management Agreement"), pursuant to which the Manager provides investment management services to each series of the Trust for compensation based on the value of the average daily net assets of each such series; and

     WHEREAS, the Trust and the Manager have determined that it is appropriate and in the best interests of each Series and its shareholders that the Manager voluntarily waive a portion of its management fee as the level of assets under management in each Series increases.

     NOW THEREFORE, the parties hereto agree as follows:

1. FEE WAIVER. To the extent that assets under management of each Series increase in excess of the amounts set forth in Schedule A in any fiscal year, the Manager agrees to waive 5% of the fee to which it is entitled pursuant to the Management Agreement with respect to that Series (the "Fee Waiver"). In the event the portfolio management agreement among the Trust, the Manager and the respective portfolio manager of a Series terminates, the fee waiver applicable to that Series will be subject to reevaluation.

2. METHOD OF COMPUTATION. To determine the Manager's obligation with respect to the Fee Waiver for the Series, the Management Fee will be calculated daily and adjusted monthly to reflect a 5% reduction in the Management Fee based on the amount of assets in excess of the net asset value as set forth in Schedule A (the "Base Asset Level") on an annualized basis. No adjustment shall be made in the event that the monthly asset level does not exceed the Base Asset Level.

3. TERM AND TERMINATION OF AGREEMENT. This Agreement shall have an initial term through December 31, 2002. Thereafter, this Agreement shall automatically renew for one-year terms unless the Manager provides written notice to the Trust of the termination of this Agreement at least thirty
     (30) days prior to the end of the then-current term. In addition, this Agreement shall terminate upon termination of the Management Agreement, or it may be terminated by the Trust upon ninety (90) days' prior written notice to the Manager at its principal place of business.

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4.   MISCELLANEOUS.

     4.1 CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

     4.2 INTERPRETATION. Nothing herein contained shall be deemed to require the Trust or the Series to take any action contrary to the Trust's Amended and Restated Agreement and Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Series.

     4.3 DEFINITIONS. Any question of interpretation of any term or provision of this Agreement, including but not limited to the Management Fee, the computations of net asset values, and Fee Waiver, having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Management Agreement or the 1940 Act.

     4.4 AMENDMENTS. This Agreement may be amended only by a written agreement signed by the parties thereto.

          IN WITNES WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                        THE GCG TRUST


                                        By:
                                            ------------------------------------

                                        DIRECTED SERVICES, INC.


                                        By:
                                            ------------------------------------

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                                   SCHEDULE A

This Agreement relates to the following Series of The GCG Trust:

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     NAME OF SERIES         FEE WAIVER (AS A PERCENTAGE    BASE NET ASSET LEVEL
                            OF AVERAGE DAILY NET ASSETS
                              CALCULATED ON A MONTHLY
                                      BASIS)
--------------------------------------------------------------------------------
      Growth Series                         0.05%              $1.36 billion
--------------------------------------------------------------------------------
Rising Dividends Series*                    0.05%              $840 million
--------------------------------------------------------------------------------

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*The Portfolio Management Agreement among the Trust on behalf of the Rising
Dividends Series, the Manager and Kayne Anderson Rudnick Investment Management, LLC (the "Rising Dividends Portfolio Management Agreement") will terminate on or before February 15, 2002 and the fee waiver applicable to the Rising Dividends Series is subject to reevaluation at that time.